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Exhibit (d)(1)(B)

Australian Addendum
ADC Telecommunications, Inc.
Global Stock Incentive Plan

1.     Purpose

        This Addendum (the "Australian Addendum") to the ADC Telecommunications, Inc. Global Stock Incentive Plan (the "U.S. Plan") is hereby adopted to set forth certain rules which, together with the provisions of the U.S. Plan which are not modified hereby, shall govern the operation of the Plan with respect to Australian-resident employees of ADC Telecommunications, Inc. ("ADC") and its Australian subsidiaries (the "Australian Subsidiaries"). Awards under the Plan are intended to comply with the provisions of the Corporations Act 2001, ASIC Policy Statement 49 and, as applicable, any ASIC exemption instrument issued pursuant to that Policy Statement or Class Order 00/220.

2.     Definitions

        Except as set forth below, capitalised terms used herein shall have the meaning ascribed to them in the U.S. Plan. In the event of any conflict between these provisions and the U.S. Plan, these provisions shall prevail.

        For the purposes of this Australian Addendum:

        "ADC" means ADC Telecommunications, Inc.;

        "ASIC" means the Australian Securities and Investments Commission;

        "Australian Offerees" means all persons to whom an offer or invitation of Options or shares of Common Stock in ADC is made in Australia under the Plan;

        "Common Stock" means the shares of common stock of ADC;

        "Company" means ADC or its duly authorised Australian Subsidiaries;

        "Options" means options to acquire shares of common stock in ADC;

        "Plan" means collectively the U.S. Plan and the Australian Addendum; and

        "U.S. Plan" means the ADC Telecommunications, Inc. Global Stock Incentive Plan.

3.     Australian Offerees

        An offer under the Plan must only be extended to Australian Offerees who at the time of the offer are full or part-time employees or directors of the Company.

4.     No Contribution Plan or Trust

        An offer under the Plan must not involve a contribution plan or any offer, issue or sale being made through a trust.

5.     Form of Awards

        Only Common Stock and Options to acquire Common Stock shall be awarded to Australian-resident employees under the Plan. All Options will be granted to Australian Offerees at no cost to them.

6.     Australian Offer Document

6.1   Copy of Plan

        The offer must be in writing and must include or be accompanied by a copy of the Plan or a summary of the Plan. A document describing certain terms of offers of Options (the "Offer Document") will be distributed to Australian Offerees. If a summary of the Plan is provided, the Offer Document must contain an undertaking that during the period in which Options may be issued or Shares may be acquired, the Company will, within a reasonable period of an Australian Offeree so requesting, provide the offeree without charge with a copy of the Plan.

6.2   Australian Dollar Equivalent of Exercise Price

        The Offer Document must specify the Australian dollar equivalent of the exercise price of the Options at the date of the offer.

6.3   Updated Pricing Information

        The Offer Document must include an undertaking that, and an explanation of the way in which, the Company will, during the option term and within a reasonable period of an Australian Offeree so requesting, make available to the Australian Offeree the Australian dollar equivalent of the current market price of the shares of Common Stock and the Australian dollar equivalent of the exercise price for the Options, as at the date of the offeree's request.

        For the purposes of this clause 6.3, the current market price of a share of Common Stock shall be as published as the final price for the previous trading day. Please note that for Australian tax purposes, market value is defined differently, as described in the Offer Document.

6.4   Exchange Rate for Australian Dollar Equivalent of a Price

        For the purposes of sub-clauses 6.2 and 6.3, the Australian dollar equivalent of the exercise price for the Options and current market price for a share of Common Stock shall be calculated by reference to the Australian/U.S. dollar exchange rate published by an Australian bank on the preceding business day.

7.     Loan or Financial Assistance

        If the Company offers an Australian Offeree any loan or other financial assistance for the purpose of acquiring the Common Stock to which the offer relates, the Offer Document must disclose the conditions, obligations and risks associated with such loan or financial assistance.

8.     Restriction on Capital Raising: 5% limit

        In the case of an offer of Common Stock or Options over shares of Common Stock for issue, the number of shares of Common Stock the subject of the offer when aggregated with:

  (a)
  the number of shares of Common Stock in the same class which would be issued were each outstanding offer or Option to acquire unissued shares of Common Stock, being an offer made or option acquired pursuant to an employee share scheme extended only to employees or directors of the Company or of associated bodies corporate of the Company, to be accepted or exercised (as the case may be); and

  (b)
  the number of shares of Common Stock in the same class issued during the previous 5 years pursuant to the employee share scheme or any other employee share scheme extended only to employees or directors of the Company or of associated bodies corporate of the Company, but disregarding any offer made, or Option acquired or share of Common Stock issued by way or as a result of:

  (c)
  an offer to a person situated at the time of receipt of the offer outside Australia; or

  (d)
  an offer that was an excluded offer or invitation within the meaning of the Corporations Law as it stood prior to 13 March 2000; or

  (e)
  an offer that did not need disclosure to investors because of section 708 of the Corporations Act 2001,

must not exceed 5% of the total number of issued shares in that class of the issuer as at the time of the offer.

9.     Lodgement of Offer Document with the ASIC

        A copy of the Offer Document (which need not contain details of the offer particular to the offeree or the identity or entitlement of the offeree) and each accompanying document must be filed with ASIC no later than seven days after the provision of that material to the Australian Offerees.

10.   Compliance with Undertakings

        The Company must comply with any undertaking required to be made in the Offer Document, including the undertaking to provide updated pricing information on request.

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  Exhibit (d)(1)(B)